LABORATORY CORPORATION OF AMERICA HOLDINGS

                    LIST OF SUBSIDIARIES


     Laboratory Corporation of America a Delaware company

     Executive Tower Travel Inc. a Delaware company

     Tower Collection Center, Inc. a Delaware company

     National Laboratory Center Inc.  d/b/a/ MedExpress a
     Tennessee company

     CompuChem Corporation a Massachusetts company

     CompuChem Laboratories, Inc. a Delaware company

     ChemWest Analytical Laboratories, Inc. a Delaware company

     LabCorp Limited a United Kingdom company

     Lab Delivery Service of New York City, Inc. a New York company

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